As filed with the Securities and Exchange Commission on March 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRICO MARINE SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	72-1252405
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2401 Fountainview, Suite 920

Houston, Texas 77057

(Address of principal executive offices, including zip code)

Trico Marine Services, Inc. 2004 Stock Incentive Plan

(Full title of the plan)

Trevor Turbidy

Vice President and Chief Financial Officer

Trico Marine Services, Inc.

2401 Fountainview, Suite 920

Houston, Texas 77057

(Name and address of agent for service)

(713) 780-9926

(Telephone number, including area code, of agent for service)

Copy to:

Kevin P. Lewis

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002-6760

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock of Trico Marine Services, Inc.	750,000	$11.00	$8,250,000	$971.03

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act based upon the book value of the securities on March 15, 2005 ($11.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Current Reports on Form 8-K filed on January 25, 2005, February 22, 2005, March 4, 2005 and March 16, 2005; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A filed on April 23, 1996.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) (other than information furnished under Item 9 or Item 12 of any Form 8-K that is listed above or under Item 2.02 or Item 7.01 of any Form 8-K filed after August 23, 2004, or that is filed in the future and is not deemed filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of our company. Our certificate of incorporation provides that the board shall indemnify any person who is or was a director or officer to the fullest extent authorized by law. In addition, Section 1, Article VI of our bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that the person is or was a director or officer. However, a director or officer of our company will not be entitled to indemnification if the claim is one brought by the director or officer and the action is not authorized by the Company’s board of directors. The rights conferred by Section 1, Article VI of our bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

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Article Ten of our certificate of incorporation provides that the directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (i) for any breach of the duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (iv) transactions from which directors derive improper personal benefit.

The Company has a director’s and officer’s insurance policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Trico Maine Services, Inc. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on March 16, 2005).

4.2	Second Amended and Restated Bylaws of Trico Marine Services, Inc. (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the Commission on March 16, 2005).

4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed with the Commission on March 16, 2005).

4.4	Trico Marine Services, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission on March 16, 2005).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act;

2

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15th day of March, 2005.

TRICO MAINE SERVICES, INC.

By:	/s/ Thomas E. Fairley
Thomas E. Fairley
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas E. Fairley and Trevor Turbidy and each of them severally as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of March, 2005.

Signature	Title	Date
/s/ Thomas E. Fairley Thomas E. Fairley	President, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2005

/s/ Trevor Turbidy Trevor Turbidy	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 15, 2005

/s/ Geoff A. Jones	Controller (Principal Accounting Officer)	March 15, 2005
Geoff A. Jones

/s/ Joseph S. Compofelice	Director (Chairman of the Board)	March 15, 2005
Joseph S. Compofelice

/s/ Richard A. Bachmann	Director	March 15, 2005
Richard A. Bachmann

/s/ Kenneth M. Burke	Director	March 15, 2005
Kenneth M. Burke

/s/ Edward C. Hutcheson, Jr.	Director	March 15, 2005
Edward C. Hutcheson, Jr.

/s/ M. W. Scoggins	Director	March 15, 2005
M. W. Scoggins

	Director	March 15, 2005
Per F. Staehr

INDEX TO EXHIBITS

No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Trico Maine Services, Inc. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on March 16, 2005).

4.2	Second Amended and Restated Bylaws of Trico Marine Services, Inc. (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the Commission on March 16, 2005).

4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed with the Commission on March 16, 2005).

4.4	Trico Marine Services, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission on March 16, 2005).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

*	filed herewith